Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Third Quarter Results

SYKESVILLE, MD – October 20, 2014 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $117,000, or $0.25 per diluted common share, for the quarter ended September 30, 2014 compared to net income of $63,000, or $0.19 per diluted common share, for the quarter ended September 30, 2013, a $54,000, or 87%, increase. The Company earned $273,000, or $0.64 per diluted common share, for the nine months ended September 30, 2014 compared to net income of $175,000, or $0.52 per diluted common share, for the nine months ended September 30, 2013, a $98,000, or 56%, increase.

The increase in net income for the three months ended September 30, 2014 was the result of the growth in net interest income of $66,000 and a decrease in non-interest expense of $28,000 partially offset by a decrease in non-interest income of $14,000 compared to the three months ended September 30, 2013.

The net interest income increase was primarily due to the growth in loan balances and the continued reduction in our deposit base cost of funds. Our net interest margin improved to 3.67% for the three months ended September 30, 2014 compared to 3.59% for the three months ended September 30, 2013. During the same comparative periods, average earning assets increased by $4.9 million with average loan balances increasing by $4.6 million. The provision for loan loss decrease was mostly due to a specific reserve recorded last year for a single nonperforming investor residential loan and recoveries collected in 2014 on charged-off loans from prior years. Non-interest expense declined due to lower data processing, professional services, foreclosed real estate owned and advertising costs, partially offset by increases in compensation and benefits and premises and equipment costs.

The Company also reported at September 30, 2014 total assets of $112.9 million, an increase of 5.2%, gross loans of $90.0 million, an increase of 6.9%, and total deposits of $94.0 million, an increase of 3.1%, compared to September 30, 2013. Compared to December 31, 2013, total assets increased by $5.2 million, or 4.8%, gross loans increased by $5.8 million, or 6.9%, and total deposits increased by $2.3 million, or 2.5%. Non-interest bearing deposits increased by 15.5% and 29.2%, respectively, compared to September 30, 2013 and December 31, 2013.

Nonperforming loans decreased to $482,000 at September 30, 2014 from $746,000 at September 30, 2013 while total nonperforming assets decreased to $535,000 at September 30, 2014 from $1.5 million at September 30, 2013. Our past due loans also declined to $112,000 at September 30, 2014 from $525,000 at September 30, 2013. The nonperforming loans at September 30, 2014 represent three residential loans with no specific allowance required due to the equity in the underlying properties.

“The Bank continues to make significant progress in reaching our strategic goals in 2014. Net income, net interest margin and all other core bank metrics continue to improve year over year. Our asset quality ratios continue to outperform state and national peer groups.” stated Russell J. Grimes, President and CEO of Carroll Bancorp.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

Forward-Looking Statements: The statement in this release regarding achievement of strategic goals is a forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 000-54422), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

(Dollars in thousands)	At September 30, 2014	At December 31, 2013	At September 30, 2013
	(unaudited)	(audited)	(unaudited)
Selected Financial Condition Data:
Total assets	$112,864	$107,713	$107,261
Total loans	89,960	84,174	84,150
Allowance for loan losses	710	682	695
Deposits	94,046	91,764	91,177
Federal Home Loan Bank advances	8,000	7,365	7,500
Total stockholders’ equity	10,558	8,416	8,407

Asset Quality Ratios:
Allowance for loan losses to total loans	0.79%	0.81%	0.83%
Nonperforming loans to total loans	0.54%	1.25%	0.89%
Nonperforming assets to total assets	0.47%	1.40%	1.44%

Capital Ratios (bank level):
Total capital to risk-weighted assets	14.77%	12.88%	12.80%
Tier 1 capital to risk weighted assets	13.81%	11.87%	11.77%
Tier 1 capital to average assets	9.26%	7.44%	7.52%
Tangible equity to tangible assets	8.99%	7.53%	7.55%

(unaudited)	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2014	2013	Variance	2014	2013	Variance
Selected Operating Data:
Interest and dividend income	$1,127	$1,093	$34	$3,319	$3,280	$39
Interest expense	161	193	(32)	492	645	(153)

Net interest income	966	900	66	2,827	2,635	192
Provision for loan losses	4	1	3	14	84	(70)

Net interest income after provision for loan losses	962	899	63	2,813	2,551	262
Noninterest income	44	58	(14)	154	180	(26)
Noninterest expense	820	848	(28)	2,537	2,477	60

Income before income tax expense	186	109	77	430	254	176
Income tax expense	69	46	23	157	79	78

Net income	$117	$63	$54	$273	$175	$98

Basic earnings per share	$0.26	$0.19	$0.07	$0.67	$0.52	$0.15

Diluted earnings per share	$0.25	$0.19	$0.06	$0.64	$0.52	$0.12

Select Financial Ratios (unaudited):
Return on average assets	0.42%	0.24%		0.33%	0.22%
Return on average equity	4.44%	2.98%		3.70%	2.76%
Interest rate spread	3.60%	3.53%		3.60%	3.49%
Net interest margin	3.67%	3.59%		3.66%	3.56%
Efficiency ratio	81.16%	88.57%		85.12%	88.05%
Noninterest expense to average assets	2.96%	3.16%		3.11%	3.15%
Average interest-earning assets to average interest-bearing liabilities	111.52%	107.84%		110.28%	107.41%